SUB-ITEM 77 C:  Submission of matters to a vote of security holders

A Special Meeting of Shareholders of Automated Treasury Cash Reserves was held on November 16, 2006. The following item, which is required to be reported under this SUB-ITEM 77C, was voted on at the meeting:

1. To approve or disapprove a proposed Agreement and Plan of Reorganization pursuant to which U.S. Treasury Cash Reserves, a portfolio of Money Market Obligations Trust, would acquire all of the assets of Automated Treasury Cash Reserves in exchange for Institutional Service Shares of U.S. Treasury Cash Reserves, to be distributed pro rata by Automated Treasury Cash Reserves to its shareholders, in complete liquidation and termination of Automated Treasury Cash Reserves.

	Shares voted affirmatively
...................................35,221,102
	Shares voted negatively ......................................0
	Shares abstaining
...............................................596,795



The Definitive Prospectus/Proxy Statement for this Special Meeting was filed with the Securities and Exchange Commission on October 2, 2006, and is incorporated by reference. (File No. 333-134677)